Exhibit 5.2

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

May 10, 2024

Westlake Chemical Partners LP

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (File No. 333-198233) (the “Registration Statement”) of Westlake Chemical Partners LP, a Delaware limited partnership (the “Partnership”), filed on August 19, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 1,270,000 common units representing limited partnership interests in the Partnership (“Common Units”) issuable pursuant to awards granted under the Westlake Chemical Partners LP Long-Term Incentive Plan (the “Prior Plan”).

On May 8, 2024 (the “Effective Date”), the unitholders of the Partnership approved the amendment and restatement of the Prior Plan (as amended and restated, the “2024 Plan”), which replaced and succeeded the Prior Plan. The aggregate number of Common Units available for issuance under the 2024 Plan is (i) 1,198,853 Common Units that have been previously registered and remain available for issuance under the Prior Plan as of the Effective Date, plus (ii) the number of Common Units subject to awards outstanding under the Prior Plan that are forfeited, cancelled, exercised, settled in cash or otherwise terminate or expire without the actual delivery of Common Units pursuant to such awards, or any Common Units under an award that are held back to cover the exercise price or tax withholding, and again become available for issuance under the terms of the Prior Plan from and after the Effective Date. As of the Effective Date, 1,142,230 Common Units previously registered under the Registration Statement remain available for issuance under the Prior Plan, and will be carried over from the Prior Plan to the 2024 Plan for issuance under the 2024 Plan (such Common Units, the “Rollover Units”). As set forth in the Partnership’s Post-Effective Amendment No. 1 to the Registration Statement (the “Post-Effective Amendment”), certain legal matters in connection with the Rollover Units subject to original issuance by the Partnership therewith are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.2 to the Post-Effective Amendment.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Partnership’s Certificate of Limited Partnership and First Amended and Restated Agreement of Limited Partnership, as amended to date, (ii) the Prior Plan, (iii) the 2024 Plan, (iv) the records of the Partnership, including certain resolutions adopted by the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership (the “General Partner”), as furnished to us by you, (v) the Registration Statement and the Post-Effective Amendment, including the exhibits contained therein, relating to the Rollover Units, (vi) certificates of public officials and of representatives of the Partnership and the General Partner and (vii) statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied, to the extent we deem appropriate without independent investigation or verification, upon certificates, statements and other representations of officers of the General Partner and of public officials with respect to the accuracy of the material factual matters contained therein or covered thereby. In giving the opinions below, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us is accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, in the case of Rollover Units to be originally issued by the Partnership pursuant to the provisions of the 2024 Plan and any applicable award agreement (and any related instrument) duly adopted under and in accordance with the terms and conditions of the 2024 Plan (each, an “Award Agreement”), following the due authorization and the due grant of a particular award thereunder by the Board of Directors of the General Partner or such committee as designated by the Board of Directors of the General Partner (the “Administrator”) as provided in and in accordance with the 2024 Plan, the Rollover Units issuable pursuant to such award will have been duly authorized by all necessary action on the part of the Partnership. Upon issuance and delivery of such Rollover Units from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the 2024 Plan and otherwise in accordance with the terms and conditions of any applicable Award Agreement, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Administrator as provided therein, such Rollover Units will be validly issued, and purchasers of Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, except as may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act.

The opinions set forth above in this letter are limited to the original issuance of Rollover Units by the Partnership and do not cover Rollover Units delivered by the Partnership following reacquisition of the same by the Partnership. The opinions set forth above in this letter are limited in all respects to matters of the laws of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Post-Effective Amendment. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.